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EXHIBIT 2.1  AGREEMENT TO PURCHASE ASSETS AND ASSUME LIABILITIES
             (WITHOUT EXHIBITS)



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                          AGREEMENT TO PURCHASE ASSETS
                             AND ASSUME LIABILITIES
                                     BETWEEN
                          COASTAL FEDERAL SAVINGS BANK
                                       AND
                          FIRST FEDERAL SAVINGS & LOAN
                              ASSOCIATION OF CHERAW


                             DATED: NOVEMBER 4, 1999








THIS AGREEMENT CONTAINS AN ARBITRATION PROVISION PURSUANT TO THE SOUTH CAROLINA
-------------------------------------------------------------------------------
UNIFORM ARBITRATION ACT, S.C. CODE SECTIONS 15-48-10 ET. SEQ.
-------------------------------------------------------------




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               AGREEMENT TO PURCHASE ASSETS AND ASSUME LIABILITIES
                      BETWEEN COASTAL FEDERAL SAVINGS BANK
             AND FIRST FEDERAL SAVINGS & LOAN ASSOCIATION OF CHERAW

                                TABLE OF CONTENTS

                                                                          Page

Recitals................................................................     1

ARTICLE I - DEFINITIONS
1.1   Defined Terms.....................................................     1
1.2   Other Definitional Provisions.....................................     4

ARTICLE II - TERMS OF PURCHASE
2.1   Purchase and Sale of Assets.......................................     4
2.2   Purchase Price....................................................     4
2.3   Names and Marks...................................................     4
2.4   Assumption of Liabilities.........................................     5
2.5   Premium...........................................................     5
2.6   Reimbursement for Target Deposits.................................     6
2.7   Prorations........................................................     6

ARTICLE III - TRANSFER OF ASSETS
3.1   Acceptable Assets.................................................     6
3.2   Cash on Hand......................................................     6
3.3   Loans.............................................................     6
3.4   Records...........................................................     6

ARTICLE IV - CLOSING
4.1   Closing...........................................................     7
4.2   Closing Payment...................................................     7
4.3   Deliveries by Buyer and Seller....................................     8

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF BUYER
5.1   Organization and Authority........................................     8
5.2   Binding Agreement.................................................     8
5.3   Litigation........................................................     9
5.4   Governmental Notices..............................................     9
5.5   Consents..........................................................     9
5.6   Brokers and Finders...............................................     9
5.7   Regulatory Capital and Condition..................................     9
5.8   Government Proceedings............................................     9
5.9   Year 2000 Matters.................................................     9

5.10  Community Reinvestment Act........................................    10
5.11  Advise of Changes.................................................    10

ARTICLE VI - REPRESENTATIONS AND WARRANTIES OF SELLER
6.1   Organization and Authority........................................    10
6.2   Binding Agreement.................................................    10
6.3   Litigation........................................................    10
6.4   Title to Assets and Branch Office.................................    10
6.5   Governmental Notices..............................................    11
6.6   Consents..........................................................    11
6.7   Brokers and Finders...............................................    11
6.8   Loans.............................................................    11
6.9   Compliance with Laws..............................................    11
6.10  Deposit Liabilities...............................................    11
6.11  Deposit Insurance.................................................    12
6.12  Regulatory Capital and Condition..................................    12
6.13  Government Proceedings............................................    12
6.14  Community Reinvestment Act........................................    12
6.15  Environmental Proceedings.........................................    12
6.16  Employee Matters..................................................    12
6.17  Advise of Changes.................................................    13

ARTICLE VII - COVENANTS OF BUYER
7.1   Assistance in Obtaining Regulatory Approvals......................    13
7.2   Regulatory Approvals..............................................    13
7.3   Performance of Liabilities........................................    13
7.4   Further Assurances................................................    13
7.5   Consents..........................................................    13
7.6   Due Diligence.....................................................    13
7.7   Use of Seller's Name..............................................    14
7.8   Communications with Customers or Employees........................    14

ARTICLE VIII - COVENANTS OF SELLER
8.1   Access to Records and Information; Personnel; Customers...........    14
8.2   Conduct of Business Pending Closing...............................    14
8.3   Assistance in Obtaining Regulatory Approvals......................    15
8.4   Regulatory Approvals and Consents.................................    15
8.5   Books and Records.................................................    15
8.6   Signs.............................................................    16
8.7   Services and Maintenance Contracts................................    16
8.8   Environmental Matters.............................................    16
8.9   Real Estate, Title and Surveys....................................    16
8.10  Transfer of Data..................................................    17
8.11  Forms.............................................................    18

                                      ii

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8.12  Further Assurance.................................................    18
8.13  Covenant Not To Compete...........................................    18
8.14  Best Efforts to Satisfy Conditions................................    19

ARTICLE IX - CONDITIONS TO CLOSING
9.1   Conditions to the Obligations of Seller...........................    19
9.2   Conditions to the Obligations of Buyer............................    20

ARTICLE X - TERMINATION.................................................    22

ARTICLE XI - EMPLOYEES
11.1  Hiring of Employees...............................................    22
11.2  Salaries, Bonuses, etc............................................    23
11.3  Hirings...........................................................    23

ARTICLE XII - OTHER AGREEMENTS
12.1  Checking Deposit Account Owners...................................    23
12.2  Seller and Buyer Processing Duties................................    23
12.3  Returned Items....................................................    24
12.4  Settlement........................................................    24
12.5  Interest Reporting................................................    25
12.6  Notices to Depositors.............................................    25
12.7  Deposit Histories.................................................    25
12.8  ATM Cards.........................................................    25
12.9  Backup Withholding................................................    25
12.10 Electronic Installation...........................................    26

ARTICLE XIII - GENERAL PROVISIONS
13.1  Survival..........................................................    27
13.2  Indemnification...................................................    27
13.3  Arbitration.......................................................    28
13.4  Public Announcements..............................................    29
13.5  Incorporation of Exhibits.........................................    29
13.6  Expenses..........................................................    29
13.7  Notices...........................................................    29
13.8  Assignment........................................................    30
13.9  Successors and Assigns............................................    30
13.10 Governing Law.....................................................    30
13.11 Entire Agreement..................................................    30
13.12 Headings..........................................................    30
13.13 Severability......................................................    30
13.14 Waiver............................................................    30
13.15 Amendment.........................................................    30
13.16 Singular and Plural...............................................    31

                                       iii

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13.17 Counterparts......................................................    31
13.18 Confidentiality...................................................    31
13.19 Third Parties.....................................................    31



                                       iv


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               AGREEMENT TO PURCHASE ASSETS AND ASSUME LIABILITIES

      This Agreement to Purchase Assets and Assume Liabilities (the "Agreement")
                                                                     ---------
is made and entered into this 4th day of November 1999, by and between Coastal Federal Savings Bank (the "Seller"), a federally chartered savings bank, with
                           ------
its home office at 2619 Oak Street, Myrtle Beach, South Carolina 29577 and First Federal Savings & Loan Association of Cheraw (the "Buyer") a federally chartered
                                                   -----
savings and loan association with its principal office at 515 Market Street, Cheraw, South Carolina 29520.

                                    RECITALS
                                    --------


      A. Buyer desires to acquire certain assets and assume certain liabilities of Seller and Seller desires to transfer to Buyer such assets and liabilities as described in detail below.

      B. Buyer and Seller propose to apply to the OTS, as hereinafter defined, and any other regulatory agency for the requisite approvals needed for the consummation of the transactions contemplated by this Agreement.

      C. Buyer and Seller wish to consummate the transactions contemplated by this Agreement in a timely and effective manner.

      In consideration of the foregoing and the representations, covenants and agreements set forth in this Agreement the parties agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

      1.1 Defined Terms.  As used in this Agreement the following terms have the
          -------------
definitions indicated:

      "Accrued Deposit Interest" means interest on Target Deposits accrued but unposted through the Closing Date.

      "ACH" means automated clearing house.

      "ACH Items" means ACH debits and credits, including but not limited to Social Security payments, Federal recurring payments, and other payments debited and/or credited on a regularly scheduled basis to or from Deposit accounts pursuant to arrangements between the owner of the account and a third party directly making the credits or debits.

      "Affiliate" of a party means any person, partnership, corporation, association or other legal entity directly or indirectly controlling, controlled by or under common control with that party.

      "Agreement"   means  this   Agreement   to  Purchase   Assets  and  Assume
Liabilities, and all Exhibits hereto as the same may from time to time be amended or supplemented by the parties hereto.

      "Acceptable Assets" means the building, land, furniture and fixtures, safe deposit boxes (exclusive of contents) and bank equipment (including ATM), except software relating to branch teller and platform automation equipment (which may be included with the consent of the software providers), as set forth in Exhibit 2.2A at the amount set forth therein. Acceptable Assets shall also include (i) the Lease and (ii) the parcel of land adjacent to the Branch Office as set forth in more detail in Exhibit 2.2A.

      "ATM" means automated teller machine.

      "Branch Office" means the banking office of Seller located at 1385 Alice Drive in Florence, South Carolina and, except as the context otherwise requires, shall include the Acceptable Assets set forth in Exhibit 2.2A and the Loans set forth in Exhibit 2.2D.

      "Business Day" means a day on which Seller is open for business and which is not a Saturday, Sunday, or Federal holiday.

      "Cash on Hand" means all petty cash, vault cash, ATM cash, teller cash and similar cash items located at the Branch Office.

      "Closing" means the consummation of the transactions contemplated hereby on the Closing Date.

      "Closing  Date"  means the date on which the  Closing  occurs  pursuant to
Article IV hereof.

      "Closing Time" means 11:59 p.m., Florence, South Carolina time on the Closing Date.

      "Closing Payment" shall have the meaning assigned in Section 4.2(a).

      "Depository Institution" means any bank or savings association as those terms are defined in Sections 3(a)(1) and 3(b)(1), respectively, of the Federal Deposit Insurance Act, as amended.

      "Deposit," "Deposit accounts" and "Deposits" means insured deposit accounts, as defined in Section 3(m)(1) of the Federal Deposit Insurance Act, as amended, without regard to whether the same are collected or uncollected funds and without regard to whether the balance in any such account is in excess of the limit of the amount of FDIC deposit insurance coverage for the account.

      "Encumbrances" means all material mortgages, claims, charges, liens, encumbrances, easements, restrictions, options, pledges, calls, commitments, security interests, conditional sales agreements, title retention agreements and other material restrictions of any kind.

      "ERISA" means the Employee Retirement Income Security Act, as amended.

      "Federal Funds Rate" means the closing bid price for federal funds as quoted in the Wall Street Journal for the date in question.

      "FDIC" means the Federal Deposit Insurance Corporation.

      "GAAP"  means  generally  accepted  accounting  principles,   consistently
applied.

      "IRS" means the Internal Revenue Service.

      "Lease" means Seller's leasehold interest pursuant to the lease agreement, dated November 1, 1995 by and between Richard L. Granger and Coastal Federal Savings Bank.

      "Loans" means all loans of Seller (excluding any loan 60 days or more delinquent or otherwise on nonaccural status as of the Closing Date) as set forth in more detail in Exhibit 2.2D.

      "Name" means "Coastal Federal Savings Bank," including any logos in stylized form or the letters in stylized form.

      "OTS" means Office of Thrift Supervision.

      "Premium Amount" shall have the meaning assigned in Section 2.5.

      "Purchase Price" shall have the meaning assigned in Section 2.2.

      "Records" means (i) records and original documents specifically pertaining to the Branch Office, Acceptable Assets and Loans and (ii) records and original documents specifically relating to the Target Deposits.

      "Reimbursement  for Target  Deposits"  shall have the meaning  assigned in
Section 2.6.

      "Returned Items" shall have the meaning assigned in Section 12.3.

      "Target Cost of Funds Rate" means 5.00%, adjusted for the normal change in market interest rates, which shall be computed as 50% of the change in the one-year Treasury Bill from the rate as of October 4, 1999, which was 5.23%, to the rate as of the Closing Date. An example of the calculation is set forth in
Exhibit 2.5.

      "Target Deposits" shall mean the aggregate outstanding balance of all Deposit accounts at the Branch Office as of the Closing Time. For purposes of calculating the Premium Amount pursuant to Section 2.5 hereof, Target Deposits shall not include Accrued Deposit Interest and the outstanding balance of any brokered deposits.

      "TIN" means tax identification number.

      1.2 Other Definitional Provisions. The terms defined in Section 1.1 hereof
          -----------------------------
do not comprise all the defined terms contained in this Agreement. Capitalized terms used in this Agreement but not defined in Section 1.1 hereof shall have the meanings ascribed to them elsewhere herein. Accounting terms used in this Agreement but not defined herein shall have the respective meanings given to them under GAAP. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and shall not be limited to any particular provision.

                                   ARTICLE II
                                TERMS OF PURCHASE

      2.1 Purchase  and Sale of Assets.  At the Closing and subject to the terms
          ----------------------------
and conditions set forth in this Agreement, Seller shall convey, assign and transfer to Buyer and Buyer shall purchase from Seller all of Seller's right, title and interest in and to the Branch Office.

      2.2 Purchase Price.  Seller shall pay to Buyer, in cash and at Closing, an
          --------------
amount equal to the Reimbursement for Target Deposits as defined in Section 2.6 minus an amount (the "Purchase Price") computed as follows:
                      --------------
            (a) A sum equal to the net book value of the Branch Office, including the Acceptable Assets as set forth in Exhibit 2.2A, as shown on the books of Seller as of August 31, 1999, excluding the loans which are dealt with in Section 2.2(d) below;

            (b) A sum equal to the amount of all Cash on Hand at the Branch Office as of the Closing Time;

            (c) A sum equal to the Premium Amount called for by Section 2.5, of which $250,000 shall be allocated to Seller's covenants not to compete as set forth in Section 8.13; and

            (d) A sum equal to the principal balance, including accrued but unpaid interest, as of the Closing Date, of the Loans as set forth in Exhibit 2.2D.

      2.3  Names  and  Marks.  Seller  is  not  selling,  assigning,  conveying,
           -----------------
transferring or delivering, nor shall Buyer acquire any rights to or interest in: (i) the Name of Seller or any combination or derivation thereof; or (ii) any logos, service marks or trademarks, advertising materials or slogans or any similar items used before, on or after the Closing Date by Seller in connection with its business.

      2.4   Assumption of Liabilities.
            -------------------------

            (a)  Target  Deposits.  At the  Closing,  subject  to the  terms and
                 ----------------
conditions set forth in this Agreement, Buyer shall assume liability for the payment and performance of Seller's obligations on the Target Deposits as of the Closing Time in accordance with the terms of such Target Deposits in effect at the Closing Time; provided, however, nothing herein shall preclude Buyer from thereafter changing the terms and conditions of such Target Deposits to the extent that it can do so in accordance with the terms of the agreements with customers associated with the Target Deposits and in accordance with applicable law.

            (b) Related Assets and Obligations.  On the Closing Date, Buyer will
                ------------------------------
assume all obligations of Seller to provide services incidental to the Target Deposits from and after the Closing Time, including but not limited to, obligations with regard to ACH Items pursuant to the terms of the Records and other documents establishing such customer relationships, and Buyer shall be responsible for modifying the terms of such customer relationships effective as of the Closing Time as necessary to conform to Buyer's practices.

            (c) Actions With Respect to IRA and Keogh Plan Deposit  Liabilities.
                ---------------------------------------------------------------
Seller shall (i) resign as of the Closing Time as the Trustee/Custodian of each IRA Deposit Liability and as the Trustee/Custodian of each Keogh Plan Deposit Liability of which it is the Trustee/Custodian, (ii) to the extent permitted by the documentation governing each such IRA or Keogh Plan, appoint Buyer as successor Trustee/Custodian of each such IRA or Keogh Plan, and Buyer agrees to accept each such trusteeship/custodianship and assume all fiduciary obligations with respect thereto as of the Closing Time, and (iii) deliver to the grantor or named fiduciary of each such IRA or Keogh Plan, respectively, such notice of the foregoing as is required by the documentation governing each IRA or Keogh Plan.

            (d) No  Other  Debts,  Obligations  or  Liabilities  Assumed.  It is
                --------------------------------------------------------
expressly  understood  and agreed that,  except as  expressly  set forth in this
Section 2.4, Buyer shall not assume or be liable for any of the debts, obligations or liabilities of Seller of any kind and nature whatsoever, known or unknown, contingent or otherwise, including, but not limited to, any tax or debt, any liability for unfair labor practices, any liability or obligation of Seller arising out of any threatened or pending litigation, or any liability with respect to personal injury or property damage claims, or any liability under the Environmental Laws (as defined in Section 6.15).

      2.5 Premium Amount.  Buyer shall pay to Seller a premium, in cash, for the
          --------------
Target  Deposits  and for  Seller's  covenants  not to  compete  as set forth in
Section  8.13,  equal to 8.75%  (the  "Premium  Rate") of the total  outstanding
                                       -------------
balance of the Target Deposits in the Branch Office as of the Closing Time (the "Premium Amount"). The Premium Amount shall be paid on the balance of the Target
 --------------
Deposits as of the Closing Date, not to exceed twenty-four million dollars ($24,000,000). It is anticipated that the cost of funds for the Target Deposits shall not exceed the Target Cost of Funds Rate. If the cost of funds exceeds the Target Cost of Funds Rate, each basis point above the Target Cost of Funds Rate shall reduce the Premium Rate by a factor of three. An example of this calculation is provided in Exhibit 2.5.

      2.6  Reimbursement  for  Target  Deposits.  To  compensate  Buyer  for the
           ------------------------------------
assumption of the Target Deposits, Seller shall reimburse Buyer in cash equal to the aggregate amount of the Target Deposits, plus Accrued Deposit Interest, as of the Closing Time (the "Reimbursement for Target Deposits").
                          ---------------------------------

      2.7  Prorations.  It is the  intention  of the parties  hereto that Seller
           ----------
shall operate the Branch Office and Target Deposits for its own account until the Closing Time and that Buyer shall operate the Branch Office and Target Deposits for its own account from and after the Closing Time. Notwithstanding the preceding sentence, items of income and expense related to the Branch Office including, but not limited to, taxes, including real estate taxes, rentals, utilities and water and sewage charges, shall be the responsibility of Seller through the Closing Time and the responsibility of Buyer thereafter. Any charges for insurance assessments paid to the FDIC on account of the Target Deposits shall be prorated based upon the actual aggregate amount of the Target Deposits as of the Closing Time. Any items susceptible of being prorated but which cannot be prorated by the Closing Date shall be prorated as soon as the requisite information becomes available. In the event Seller receives, after the Closing Time, a refund or rebate of all or any portion of an expense prorated hereunder, including without limitation a refund or rebate of FDIC insurance assessments, Seller shall pay Buyer a pro rata share of such refund or rebate within five (5) Business Days of Seller's receipt thereof.

                                   ARTICLE III
                               TRANSFER OF ASSETS

      3.1 Acceptable Assets and Branch Office. At the Closing,  Seller agrees to
          -----------------------------------
assign to Buyer all of Seller's right, title and interest in and to the Branch Office, including Acceptable Assets set forth on Exhibit 2.2A. Seller shall cause a bill of sale substantially in the form attached hereto as Exhibit 3.1 and an inventory of the Acceptable Assets effecting such transfer to be delivered to Buyer and shall cause a general warranty deed of ownership for the parcel of real property adjacent to the Branch Office, as set forth in more detail in Exhibit 2.2.A to be delivered to Buyer.

      3.2 Cash on Hand.  At the  Closing  Time,  Seller  agrees  to  execute  an
          ------------
assignment to Buyer in the form of Exhibit 3.2 effecting the transfer to Buyer of the Cash on Hand, which shall specify the amount of Cash on Hand at the Closing Time at the Branch Office.

      3.3  Loans.  At the  Closing,  Seller  agrees  to  assign  to Buyer all of
           -----
Seller's right, title and interest in and to the contracts, agreements and other documents related to the Loans as set forth in Exhibit 2.2D. Seller shall cause an assignment of assets substantially in the form attached hereto as Exhibit 3.3 to be delivered to Buyer.

      3.4 Records. At the Closing, Seller agrees to deliver to Buyer the Records
          -------
related to the Branch Office and Target Deposits, unless Seller has delivered such Records to Buyer before the Closing Date.

                                   ARTICLE IV
                                     CLOSING

      4.1 Closing. The Closing shall take place at the main office of the Seller
          -------
at a time and on a date mutually agreed upon by the parties hereto, which shall be within ten (10) Business Days following (i) satisfaction or waiver of all of the pre-closing conditions and conditions precedent to Closing set forth in
Article IX hereof, (ii) satisfaction or waiver of all of the pre-closing conditions contained in any approval of the OTS or any other state or federal regulatory approval required to be obtained with respect to the transactions contemplated by this Agreement; and (iii) expiration of all applicable waiting periods. The Closing shall be deemed to occur, and the transaction contemplated hereby shall be deemed to be effective, at the Closing Time.

      4.2 Closing Payment. The Closing Payment between Buyer and Seller shall be
          ---------------
made as follows:

      (a) Amount.  Seller shall pay to Buyer an amount (the  "Closing  Payment")
          ------                                              ----------------
equal to the Reimbursement for Target Deposits (pursuant to Section 2.6) minus the Purchase Price required to be paid by Buyer (pursuant to Section 2.2), as adjusted for pro rata payments pursuant to Section 2.7.

      (b) Method of  Payment.  Because  the  parties  acknowledge  that  certain
          ------------------
amounts to be paid may not be finally determinable until after the Closing Date, the Closing Payment will be paid as follows:

            (i) On the Closing Date, Seller will transfer to Buyer, by wire transfer of immediately available funds, an amount which Seller estimates to be the amount of the Closing Payment (the "Estimated Closing Payment") based on Seller's Records as of
                   ---------------------------
                  Seller's close of business on a Business Day not more than five (5) Business Days prior to the Closing Date. Seller agrees to effect the wire transfer payment provided for hereunder by no later than 2:00 p.m. on the Closing Date, provided all other conditions required for consummating the Closing have been satisfied by no later than 12:00 noon on the Closing Date, and, in the event all other conditions required for consummating the Closing have not been satisfied by 12:00 noon on the Closing Date, Seller agrees to make a good faith reasonable effort to effect the wire transfer payment provided for hereunder within one hour following the satisfaction on the Closing Date of such other conditions.

            (ii) Not later than ten (10) Business Days following the Closing Date (the "Provisional Settlement Date"), Seller and Buyer
                              -----------------------------
                  shall determine the actual Closing Payment and, based on such determination, Seller shall pay to Buyer, or Buyer shall pay to Seller, as appropriate, in immediately available funds no later than 2:00 p.m. on the date of payment, by wire transfer effected in accordance with the written instructions of the party entitled to receive payment, an amount equal to the difference between the Estimated Closing

                  Payment and the actual Closing Payment plus interest on such difference for the number of days elapsed from but excluding the Closing Date to and including the Provisional Settlement Date, at the Federal Funds Rate on the Closing Date.

            (iii) Buyer  and  Seller  agree  to  recalculate  and   adjust    by
                  appropriate payment in immediately available funds, by wire transfer effected in accordance with the written instructions of the party entitled to receive such payment, thirty (30) Business Days after the Closing Date (the "Final Settlement
                                                               -----------------
                  Date"),  the Closing  Payment if the parties  shall  determine
                  ----
                  that the amount previously paid to Buyer as the Closing Payment should be adjusted. Any payment made based on an adjustment of the Closing Payment by either party to the other shall include interest on the amount of the adjustment for the number of days elapsed from but excluding the Closing Date to and including the Final Settlement Date by no later than 2:00 p.m. on the date of payment, at the Federal Funds Rate on the Closing Date.

      4.3  Deliveries  by Buyer  and  Seller.  Delivery  of the  instruments  of
           ---------------------------------
assignment and transfer to be delivered by Seller, delivery of the instruments of assumption to be delivered by Buyer, and the other transactions herein contemplated to take place concurrently with such deliveries, assumptions, and payments shall take place at the Closing. Any deliveries, assignments or transfers required under this Agreement, other than the foregoing, shall be made at the time and date specified in this Agreement or, where not specified, in the manner and place as may be reasonably requested in writing by the party that is to receive such delivery, assignment, or transfer.

                                    ARTICLE V
                     REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer represents and warrants to Seller as follows:

      5.1 Organization and Authority. Buyer is a federally chartered savings and
          --------------------------
loan association duly organized, validly existing, and in good standing under the laws of the United States, with full power and authority to carry on its business as now being conducted and to own and operate the properties which it now owns and operates. The execution, delivery and performance by Buyer of this Agreement are within Buyer's corporate power, have been duly authorized by all necessary corporate action on the part of Buyer, and do not contravene or constitute a default under any provision of applicable law or regulation or of Buyer's charter or bylaws or any judgment, injunction, order, decree, material agreement or material instrument binding upon Buyer.

      5.2  Binding  Agreement.  This  Agreement  is a legal,  valid and  binding
           ------------------
obligation of Buyer, enforceable in accordance with its terms. The other documents delivered at Closing will, on the Closing Date, when executed and delivered, be legal, valid and binding obligations of Buyer enforceable in accordance with their respective terms, subject to applicable state and federal laws and regulations governing Buyer and except as enforceability may be limited under any applicable law pertaining to bankruptcy, receivership, reorganization, fraudulent transfer or insolvency or similar laws affecting creditors' rights generally and to general principles of equity.

      5.3  Litigation.  There is no action,  suit or proceeding  pending against
           ----------
Buyer or to the knowledge of Buyer threatened against or affecting Buyer, before any court or arbitrator or any governmental body, agency or official which could materially adversely affect the ability of Buyer to perform its obligations under this Agreement or which in any manner questions the validity of this Agreement.

      5.4 Governmental  Notices.  Buyer has received no notice and has no reason
          ---------------------
to believe that any federal, state or other governmental agency would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby.

      5.5  Consents.  Buyer has or will  obtain  prior to the  Closing  Date all
           --------
consents, approvals or authorizations of all governmental authorities or agencies or third parties required for the execution, delivery and performance by Buyer of this Agreement and the consummation by it of any transactions contemplated hereby.

      5.6  Brokers, Finders and Advisors. Buyer will pay the expenses related to
           -----------------------------
any broker, finder, financial advisor, legal counsel, accountant or similar agent engaged by Buyer in connection with this Agreement and the transactions contemplated herein and Buyer will indemnify Seller from any such costs.

      5.7  Regulatory  Capital and  Condition.  Buyer is in compliance  with all
           ----------------------------------
applicable capital standards as of the date hereof and has no reason to believe that it will be unable to obtain the required regulatory approvals for the transactions contemplated herein solely as a result of its current level of regulatory capital.

      5.8  Government Proceedings.  As of the date hereof, there are no pending,
           ----------------------
or to the best of Buyer's knowledge, threatened legal or governmental proceedings against Buyer or any affiliate of Buyer that would affect Buyer's ability to obtain the required regulatory approvals or to satisfy any of the other conditions required to be satisfied in order to consummate the transactions contemplated hereby.

      5.9  Year 2000 Matters.  Buyer  has  completed  a review  of its  computer
           -----------------
systems to identify systems that could be affected by the "Year 2000" issue and reasonably believes it has identified all such Year 2000 problems. Buyer's management has developed and commenced implementation of a plan which is designed to complete any required initial changes to its computer systems and has completed testing of those changes. Between the date of this Agreement and the Closing Date, Buyer shall use commercially practicable efforts to implement and/or continue to undertake such plan. Year 2000 issues are not reasonably expected to prevent Buyer's ability to obtain the required regulatory approvals or to satisfy any of the conditions required to be satisfied in order to consummate the transactions contemplated hereby.

      5.10 Community  Reinvestment  Act. The most recent CRA rating  received by
           ----------------------------
Buyer was not less than "satisfactory."

      5.11  Advise of Changes.  Between  the date  hereof and the Closing  Date,
            -----------------
Buyer shall promptly advise Seller in writing of any fact which, if existing or known as of the date hereof, would have made any of the representations contained herein inaccurate or untrue in any material respect.


                                   ARTICLE VI
                    REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller represents and warrants to Buyer as follows:

      6.1 Organization and Authority.  Seller is a federally  chartered  savings
          --------------------------
bank duly organized, validly existing and in good standing under the laws of the United States, with full power and authority to carry on its business as now being conducted and to own and operate the properties which it now owns and operates. The execution, delivery and performance by Seller of this Agreement are within Seller's corporate power, have been duly authorized by all necessary corporate action and do not contravene or constitute a default under any provision of applicable law or regulation or of Seller's charter or bylaws or any judgment, injunction, order, decree, material agreement or material instrument binding upon Seller or to which any of the assets to be transferred hereby are subject to or result in the creation or imposition of any Encumbrance on the Branch Office.

      6.2  Binding  Agreement.  This  Agreement  is a legal,  valid and  binding
           ------------------
obligation of Seller enforceable in accordance with its terms, and the other documents delivered at Closing will, on the Closing Date, when executed and delivered, be legal, valid and binding obligations of Seller enforceable in accordance with their respective terms subject to applicable state and federal laws and regulations governing Seller and all laws pertaining to bankruptcy, receivership, reorganization, fraudulent transfer or insolvency or affecting creditors' rights generally and to general principles of equity.

      6.3  Litigation.  There is no action,  suit or proceeding  pending against
           ----------
Seller, or to the knowledge of Seller threatened against or affecting Seller, before any court or arbitrator or any governmental body, agency or official which relates to the Branch Office taken as a whole (including the Acceptable Assets, Loans and the Target Deposits), the ability of Seller to perform its obligations under this Agreement, or in any manner questions the validity of this Agreement.

      6.4  Title to Assets and Branch Office.  Seller has  acquired,  and on the
           ---------------------------------
Closing Date Buyer will acquire, good and marketable title to the Acceptable Assets and Loans, free and clear of all Encumbrances. Delivery to Buyer of the instruments of transfer of ownership contemplated by this Agreement will vest good and marketable title to the Acceptable Assets and Loans in Buyer, free and clear of all Encumbrances. The Branch Office is in good operating condition and repair, normal wear and tear excepted, does not have any material defects and is served by all reasonably necessary utilities. Seller enjoys peaceful possession of all of the Branch Office. The Branch Office is in conformity in all material respects with all zoning ordinances applicable to it and all certificates, licenses and permits required for the lawful use and occupancy of such property have been obtained and are in full force and effect.

      6.5 Governmental Notices.  Seller has received no notice and has no reason
          --------------------
to believe that any federal, state or other governmental agency would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby.

      6.6  Consents.  Seller has or will obtain  prior to the  Closing  Date all
           --------
consents, approvals or authorizations of all governmental authorities or agencies or third parties required for the execution, delivery and performance by Seller of this Agreement and the consummation by it of any transactions contemplated hereby.

      6.7  Brokers, Finders and other Advisors.  All costs for services provided
           -----------------------------------
by any broker, finder, financial advisor, legal counsel, accountant or similar agent hired by Seller in connection with this Agreement and the transactions contemplated herein will be paid by Seller and Seller will indemnify Buyer from any such costs.

      6.8  Loans. Each Loan and every extension of credit made pursuant thereto,
           -----
and all actions in connection therewith, comply in all material respects with all applicable lending laws. To the best of Seller's knowledge, each Loan: (i) is a legal, valid and binding obligation of the obligor, maker, co-maker, guarantor, endorser or debtor (such Persons referred to herein as "Obligors")
                                                                      --------
thereof or thereunder and is evidenced by legal, valid and binding instruments (such instruments, which will be delivered to Buyer on the Closing Date, referred  to  herein  as the  "Loan  Instruments")  executed  by the  respective
                               -----------------
Obligors, each of whom at the time of such execution had capacity to contract, and any signature on any Loan Instrument is the true signature of the Obligor on the loan involved; (ii) is enforceable in accordance with its terms (except as enforceability may be limited by bankruptcy laws and other laws of similar nature relating to creditors' rights); and (iii) is not subject to any defense, counterclaim or set-off of any kind. Each Loan may be assigned to Buyer without the approval or consent of Obligor. Within five (5) Business Days of the Closing Date, Seller will have delivered to Buyer the originals of all of the Loan Instruments, including without limitation the promissory notes and other documentation relating to the Loans.

      6.9 Compliance  with Law. The business and operations of the Branch Office
          --------------------
are being conducted in all material respects in accordance with all applicable laws, rules, and regulations of all authorities, including without limitation, the Federal Truth-in-Lending Act and all regulations pertaining to the receipt of customer information required by state and federal law concerning taxpayer identification numbers, social security numbers and the like.

      6.10  Deposit Liabilities. All of the Deposit accounts were originated and
            -------------------
are in material compliance with the documents governing the relevant type of Deposit account and all applicable federal and state laws, rules, regulations, orders, judgments, injunctions, decrees and awards. Seller has properly accrued interest on the Target Deposits and the records respecting the Target Deposits accurately reflect such accruals of interest. The aggregate dollar amount of the Target Deposits, including unpaid accrued interest, is equal to or greater than $23 million as of the date of this

Agreement. Seller has delivered to Buyer a true and complete copy of each of the documents governing the Target Deposits and a true and correct copy of the current account forms for each of the types of Target Deposits offered by Seller out of the Branch Office.

      6.11  Deposit Insurance.  The Deposit accounts of Seller are insured up to
            -----------------
applicable limits by the FDIC, as provided by law.

      6.12  Regulatory  Capital and Condition.  Seller is in compliance with all
            ---------------------------------
applicable capital standards as of the date hereof and has no reason to believe that it will be unable to obtain the required regulatory approvals for the transactions contemplated herein solely as a result of its current level of regulatory capital.

      6.13  Government Proceeding.  As of the date hereof,  there are no pending
            ---------------------
or, to the best of Seller's knowledge, threatened legal or governmental proceedings against Seller or any affiliate of Seller that would affect Seller's ability to obtain the required regulatory approvals or to satisfy any of the other conditions required to be satisfied in order to consummate the transactions contemplated hereby.

      6.14 Community Reinvestment Act. The most recent rating from the Office of
           --------------------------
Thrift Supervision received by Seller under the Community Reinvestment Act was not less than "satisfactory."

      6.15 Environmental Proceedings.  Seller has not used the Branch Office for
           -------------------------
the purpose of, nor has Seller caused any surface or subsurface contamination due to, the manufacture, generation, handling, storage, disposal or treatment of any hazardous, toxic or dangerous substance, waste or material (specifically including for purposes of this Agreement any petroleum or crude oil or fraction thereof, friable asbestos or asbestos-containing material, polychlorinated biphenyls or urea formaldehyde foam insulation), defined as such in, regulated by or for the purpose of, or in violation of, any federal, state or local environmental laws, rules, codes, regulations, orders or directives of any kind, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 12 U.S.C. 9601 et seq., and the
                                                               -------
Resource  Conservation and Recovery Act of 1976, as amended,  42 U.S.C. 6921 et.
                                                                             ---
seq.  (collectively,  the  "Environmental  Laws");  and to the best of  Seller's
----                        -------------------
knowledge, neither Seller not its agents have received any notice of any asserted present or past failure by Seller or by any tenant under any lease or by any other prior tenant of owner to comply with any Environmental Law or any rule or regulation adopted pursuant thereto in connection with the Branch Office.

      6.16 Employee  Matters.  There are no employment  contracts between Seller
           -----------------
and any of the employees of the Branch Office. Seller is not a party to any contract or arrangement with any union relating to the business conducted at the Branch Office, and Seller is not aware of any pending organizational efforts at the Branch Office. To the best of Seller's knowledge, there has been no indication to Seller that a union organizational effort or labor disturbance is likely at the Branch Office prior to the Closing Date. To the extent required by law, as of the Closing Date, Seller will have provided all required notification under the Consolidated Omnibus Budget Reconciliation Act of 1985  ("COBRA") to all former  employees of Seller at the Branch Office after
           -----
the Closing Date and to all other persons who became "qualified beneficiaries" under COBRA with respect to any group health plans maintained by Seller for its employees, and Seller will have provided any required COBRA coverage to all such former employees and other qualified beneficiaries of Seller who elect COBRA coverage within the time period specified by COBRA and the regulations promulgated thereunder.

      6.17  Advise of Changes.  Between  the date  hereof and the Closing  Date,
            -----------------
Seller shall promptly advise Buyer in writing of any fact which, if existing or known as of the date hereof, would have made any of the representations contained herein inaccurate or untrue in any material respect.

                                   ARTICLE VII
                               COVENANTS OF BUYER

      7.1  Assistance in Obtaining Regulatory Approvals. Buyer agrees to use all
           --------------------------------------------
reasonable efforts to assist Seller in obtaining any regulatory approval necessary for Seller to sell the Branch Office, and Buyer will provide to Seller or the appropriate regulatory authorities all information within its possession reasonably required to be submitted by Seller in connection with such approvals.

     7.2  Regulatory Approvals. Within fifteen (15) calendar days of the date of
          --------------------
this Agreement, or as soon thereafter as is practicable, Buyer shall apply for approval of all the transactions contemplated by this Agreement to all governmental agencies having jurisdiction of either Buyer or the transactions contemplated by this Agreement.

      7.3  Performance of  Liabilities.  From and after the Closing Time,  Buyer
           ---------------------------
agrees to pay, to the extent of sufficient available funds on deposit, all properly drawn checks and drafts timely presented to it by mail, over its counters or through clearings by depositors whose deposits or accounts on which such items are drawn are Target Deposits, whether drawn on the check or draft forms provided by Seller, for at least sixty (60) calendar days after the Closing Date.

      7.4  Further Assurances.  On and after the Closing Date,  Buyer shall give
           ------------------
such further assurances to Seller and upon Seller's request shall execute, acknowledge and deliver all such acknowledgments and other instruments and take such further action as may be necessary and appropriate to effectively relieve and discharge Seller from any obligations remaining with respect to the Target Deposits assumed by Buyer.

      7.5  Consents.  Buyer will use its best  efforts  to obtain all  consents,
           --------
approvals or authorizations of all governmental authorities or agencies or third parties required for the execution, delivery and performance by Buyer of this Agreement and the consummation by it of all transactions contemplated hereby.

      7.6  Due Diligence.  During a period of ten (10)  Business  Days after the
           -------------
date of this Agreement, Buyer will have the right to conduct a due diligence examination of the Branch Office, including the right to interview Branch Office personnel. Within five (5) Business days of the end of said 10 days, but no later than November 14, 1999, Buyer, may, by written notice, terminate this Agreement or indicate any other conditions that must be satisfied by Seller as a prerequisite to Buyer's consummation of the transactions contemplated by this Agreement. Seller may terminate this Agreement upon receipt of such notice or may attempt to cure Buyer's concerns. If Buyer fails to provide such notice on a timely basis, Buyer shall not be permitted to terminate this Agreement pursuant to this Section 7.6.

      7.7 Use of Seller's  Name. On and after the Closing Date,  Buyer shall not
          ---------------------
use the name of Seller in any manner in connection with the operation of the Branch Office. No activity conducted by Buyer on or after the Closing Date shall state or imply that Seller is in any way involved as a partner, joint venturer or otherwise in the business of Buyer.

      7.8 Communications with Customers or Employees. Buyer shall not, except as
          ------------------------------------------
otherwise set forth or contemplated herein or with the prior written consent of Seller, communicate directly or indirectly with the customers of the Branch Office in any manner before the Closing Date. Buyer and Seller shall agree on the timing and general content of all of Buyer's communications directly or indirectly with any employee of the Branch Office in any manner before the Closing Date; provided, however, that Seller shall allow Buyer to communicate with employees of the Branch Office by not later than the time notice of the transaction is given to customers pursuant to Section 12 hereof.

                                  ARTICLE VIII
                               COVENANTS OF SELLER

      8.1   Access to Records and Information; Personnel; Customers.
            -------------------------------------------------------

            (a) Between the date of this Agreement and the Closing Date, Seller shall: (i) afford to Buyer and its authorized agents and representatives full access, upon twenty-four (24) hours notice, during normal business hours, to the properties, operations, books, Records, contracts, documents and other information of, or relating to, the Target Deposits and Branch Office. Seller shall cause its personnel to provide assistance to Buyer in Buyer's investigation of matters relating to the Target Deposits and Branch Office; provided, however, that Buyer's investigations shall be conducted in a manner which does not unreasonably interfere with Seller's normal operations, customers and employee relations.

            (b) Subject to Section 13.4 of this Agreement, Buyer, with Seller's prior review, shall, at its own expense, be entitled upon regulatory approval of the transactions contemplated by this Agreement to communicate with and deliver information, brochures, bulletins, press releases and other communications to Target Deposit accountholders concerning the transactions contemplated by this Agreement.

      8.2  Conduct  of  Business  Prior to  Closing.  Seller  will  carry on the
           ----------------------------------------
business of the Branch Office diligently and substantially in the same manner as on the date hereof, and Seller will not, with respect to the Branch Office, engage in any one or more activities or transactions that are outside the ordinary course of the business of the Branch Office, as conducted as of the date hereof, except for activities or transactions contemplated by this Agreement.

      In addition, Seller shall use its reasonable efforts: (i) to preserve its business operations as conducted at the Branch Office, (ii) to preserve for Buyer the goodwill of its customers and others doing business with the Branch Office; (iii) maintain and preserve intact its relationship with the Branch Office personnel; and (iv) to cooperate with and assist in assuring the orderly transition of such business from Seller to Buyer. Nothing herein shall be construed as requiring Seller to engage in any activities or efforts outside the ordinary course of business as presently conducted.

      Except as may be required by regulatory authorities, Seller shall not, without the prior consent of Buyer: (a) transfer to Seller's other branches any Acceptable Assets or Loans; (b) transfer to Seller's other branches any Deposit accounts at the Branch Office except upon the unsolicited request of a depositor in the ordinary course of business; (c) transfer, assign, encumber or otherwise dispose of or enter into any contract, agreement or understanding, or negotiate with any party with respect to entering into a contract, agreement or understanding, to transfer, assign, encumber or otherwise dispose of any or all of the Acceptable Assets, Loans or Target Deposits except in the ordinary course of business or pursuant to this Agreement; (d) invest in any fixed assets or improvements to the Branch Office which requires aggregate future payments in excess of $2,500; or (e) enter into any new contract, commitment, lease or other transaction relating to the Branch Office which requires aggregate future payments in excess of $2,500.

      8.3 Assistance in Obtaining Regulatory Approvals. Seller agrees to use all
          --------------------------------------------
reasonable efforts to assist Buyer in obtaining all regulatory approvals necessary to complete the transactions contemplated hereby, and Seller will provide to Buyer or to the appropriate regulatory authorities all information within its possession reasonably required to be submitted by Buyer in connection with such approvals.

      8.4 Regulatory  Approvals and Consents.  Seller shall cooperate with Buyer
          ----------------------------------
to apply for regulatory approval of the transactions contemplated by this Agreement as set forth in Section 7.2 of this Agreement. Further, Seller will use its best efforts to obtain all consents, approvals or authorizations of all governmental authorities or agencies or third parties required for the execution, delivery and performance by Seller of this Agreement and the consummation by it of any transactions contemplated hereby.

      8.5  Records.  Seller  shall  retain all  Records  relating  to the Target
           -------
Deposits which are not ordinarily maintained at the Branch Office and are not otherwise required to be transferred to Buyer under this Agreement and Buyer shall receive possession of, and right, title and interest to, and in, all Records which are ordinarily maintained at the Branch Office. In each case, copies of the Records directly relating to Branch Office operations, assets and liabilities prior to the Closing Time which are retained by Seller shall be provided, within a reasonable time period after a request is received for such Books and Records, to Buyer and its authorized agents, representatives and regulators during regular business hours after the Closing Time. All Records relating to the Target

Deposits prior to the Closing Time shall be maintained for the period required by law. Should one party's audit or inspection of records in another party's possession result in the second party's employees or agents having to devote any substantial amount of time or such party having to allocate facilities or equipment or having to incur any substantial costs, then the second party shall be entitled to reasonable reimbursement for all such costs incurred.

      8.6  Signs. Seller shall remove,  at its own cost, any or all interior and
           -----
exterior signs at the Branch Office identifying Seller. Signs will be removed by 6:00 p.m. on the Closing Date.

      8.7 Services and Maintenance Contracts. With respect to services performed
          ----------------------------------
and contracts related to the Branch Office which are outstanding as of the Closing Date, Seller shall, if requested by Buyer, use its best efforts to continue to make such services and the benefits of any such contracts available to Buyer and Buyer shall pay the contract rate for any desired services to be rendered to it after the Closing Date, pursuant to any existing contract between Seller and third parties. With respect to any such contract relating to the Branch Office, Buyer shall, not later than thirty (30) calendar days prior to the Closing Date hereof, notify Seller of those contracts which it elects to assume (to the extent permitted by the relevant contracts and law), and Seller shall assign all of its rights, title and interest in such contracts so assumed to Buyer at the Closing.

      8.8  Environmental  Matters.  Seller  shall  permit  Buyer to inspect  and
           ----------------------
review, solely at Buyer's expense, the physical condition of the Branch Office and all legal and contractual matters relating to the Branch Office during the period beginning on the date of this Agreement. Seller shall deliver to Buyer all documents and information requested by Buyer pursuant to this Section and shall otherwise cooperate with Buyer in the making of its inspections.

      8.9   Real Estate, Title and Surveys.
            ------------------------------

            (a) At least thirty (30) calendar days prior to the Closing Date, Seller shall deliver to Buyer a copy of the deed which it shall deliver on the Closing Date which shall be a general warranty deed. Seller will convey good and marketable title to the real estate adjacent to the Branch Office as set forth in more detail in Exhibit 2.2.A. (the "Real Estate") to Buyer, subject to
                                           ------------
Permitted Exceptions (as hereinafter defined).

            (b) Not more than thirty (30) calendar days after the date hereof, Seller shall deliver to Buyer, at Seller's expense, a Commitment for an ALTA Owner's Form B Title Insurance Policy (the "Title Policy") issued by a title
                                              -------------
insurer reasonably approved by Buyer (the "Title Insurer"),  with respect to the
                                           -------------
Real  Estate  and  designating   Buyer  as  the  proposed  insured  (the  "Title
                                                                           -----
Commitment"). The Title Commitment shall:
----------

            (i) include so-called "extended coverage," that is, insurance over rights of parties in possession (other than tenants under any lease), questions of survey, mechanics' liens, easements, taxes and special assessments, and the other general exceptions otherwise set forth in Schedule B of such form policy;

            (ii) include an ALTA Form 3.1 zoning endorsement with respect to the Real Estate (including parking); and

            (iii) be subject only to Permitted Exceptions.

For purposes of the Title Commitment, "Permitted Exceptions" shall mean any exceptions shown on the Title Commitment to which Buyer does not object in writing within five (5) Business Days of its receipt of the Title Commitment. Seller shall deliver the Title Commitment to Buyer upon the execution of this Agreement. If the Title Commitment delivered pursuant to this Section 8.9 discloses title exceptions other than Permitted Exceptions, Seller shall have thirty (30) calendar days from the date of receipt of notice thereof (and the parties shall postpone the Closing Date, if necessary to enable Seller to undertake such activities ) to have such exceptions cleared, or to have the Title Insurer commit to insure against loss or damage that may be occasioned by such exceptions by an endorsement in form and substance satisfactory to Buyer. If the exceptions are not removed or endorsements over the exceptions are not obtained, Buyer, upon notice to Seller within fifteen (15) calendar days after the expiration of the 30-day cure period, may elect (i) to terminate this Agreement in which case this Agreement shall be null and void and the parties shall be under no obligation to each other; or (ii) Buyer may elect to take title notwithstanding the exception and such exception shall be deemed a Permitted Exception.

            (c) The Title Policy in the amount of eighty five thousand dollars ($85,000) shall be paid for by Seller and issued to Buyer upon delivery of deed.

            (d) Not more than thirty (30) calendar days after the date hereof, Seller shall deliver to Buyer, at Seller's expense, a current survey of the Real Estate (the "Survey"), which current survey (i) shall include easements, if any,
             ------
that are for the benefit of all or any portion of the Real Estate; (ii) shall be dated on or after the date hereof; (iii) shall be prepared and certified to Buyer, the Title Insurer and such other persons as Buyer shall reasonably request by a registered South Carolina land surveyor as having been prepared in accordance with the current Minimum Standard Detail Requirements for ALTA/ACSM Land Surveys as adopted by the American Land Title Association and American Congress on Surveying and Mapping for Class A-Urban Surveys; and (iv) shall confirm that the Real Estate is in a Zone C-Area of Minimal Flood Hazard according to the Flood Insurance Rate Maps prepared by the Federal Emergency Management Agency.

      8.10 Transfer of Data. Seller  acknowledges that Buyer may either manually
           ----------------
convert all of the Target Deposit account data or with the mutual consent of the parties, electronically transfer the data. From the date hereof through the Closing Date, Seller shall cooperate and work with Buyer to complete the tasks required to facilitate the conversion of the Target Deposits. Such tasks include, but are not limited to, providing Buyer with updated reports and other items as are necessary to complete the conversion process and related testing procedures. Seller shall provide, at its sole cost and expense not to exceed $5,000: (i) a written report to Buyer, in a format acceptable to Buyer, detailing Target Deposit account data on the Closing Date; and (ii) within thirty (30) calendar days from the date hereof, Seller shall provide Buyer with initial reports and related documentation of the Deposit accounts in a format acceptable to Buyer. Any expenses incurred by Seller to collect such data in excess of $5,000 shall be borne by Buyer. Seller agrees to reasonably cooperate in resolving any conversion-related issues arising from the conversion of the Target Deposits for a period of ninety (90) calendar days following the date that the conversion is completed.

      8.11  Forms.  Within  thirty  (30)  calendar  days  from  the date of this
            -----
Agreement, Seller will provide Buyer with copies of the forms of signature cards, deposit account forms, Regulation E disclosures, Truth-in-Savings disclosures, deposit account agreements, and IRA trust agreements and beneficiary designations, as well as the forms of any other instruments or agreements presently in use at the Branch Office in connection with the Target Deposits. For purposes of this paragraph, all referenced documents shall be the forms used by Seller as of the date of this Agreement for new customers.

      8.12 Further Assurances.  On and after the Closing Date, Seller shall give
           ------------------
such further assistance to Buyer and, upon Buyer's request, shall execute, acknowledge and deliver all such acknowledgments and other instruments and take such further action as may be necessary and appropriate to effectively transfer the Branch Office and the Target Deposits to Buyer.

      8.13  Covenants Not to Compete.  Seller hereby covenants and agrees that:
            ------------------------

            (a) For a period of three (3) years commencing as of the Closing Date, neither Seller nor any affiliate shall establish, purchase or acquire any banking office used for mortgage banking operations within Florence County, South Carolina, nor establish any correspondent relationship with a mortgage banking operation headquartered in Florence County, South Carolina. Nothing in this
            Section 8.13(i), however, shall prevent Seller or any affiliate from originating loans to residents of Florence County, South Carolina, at any of Seller's branch offices located outside of Florence County, South Carolina. It is understood and agreed that this
            Section 8.13(i) shall not prevent the acquisition of Seller by another depository institution or financial institution (or its holding company) having a mortgage banking facility then operating under its separate name within Florence County, South Carolina, or the acquisition by Seller of a depository institution or financial institution (or its holding company) having a mortgage banking facility then operating under its separate name within Florence County, South Carolina.

            (b) For a period of four (4) years commencing as of the Closing Date, neither Seller nor any affiliate shall establish a de novo branch office or purchase or acquire a branch office from another depository institution or financial institution for the purpose of accepting or soliciting any deposits in Florence County, South Carolina. Nothing in this Section 8.13(ii), however, shall prevent Seller from accepting deposits from residents of Florence County, South Carolina, at any of its branch offices located outside of Florence County, South Carolina. It is also understood and agreed that this Section 8.13(ii) shall not prevent the acquisition of Seller by a depository institution or financial institution (or its holding company) having a branch facility then operating under its separate name within Florence County, South

            Carolina, or the acquisition by Seller of a depository institution or financial institution (or its holding company) having a branch facility then operating under its separate name within Florence County, South Carolina.

            (c) For a period of three (3) years commencing as of the Closing Date, neither Seller nor any affiliate shall establish an electronic funds transfer terminal (including any ATM) within Florence County, South Carolina.

            (d) For a period of three (3) years commencing as of the Closing Date, neither Seller nor any affiliate shall directly solicit by direct mail or telephone any persons who on or before the Closing Date had any Target Deposit account with the Branch Office; provided, however, that the foregoing provision shall not limit the right of Seller to: (i) advertise or solicit for banking business from the public generally or from customers at other branch offices of Seller, or (ii) direct random mailings or engage in telemarketing in accordance with Seller's normal direct mail or telemarketing operations, provided that Seller may not use the customer lists from the Branch Office for any purpose.

      8.14  Best Efforts to Satisfy Conditions. Seller covenants and agrees that
            ----------------------------------
it: (a) will use its best efforts to satisfy the conditions to which the obligations of Buyer are subject pursuant to this Agreement on or prior to the Closing Date; and (b) will fully cooperate to facilitate the consummation of the transactions contemplated by this Agreement.

                                   ARTICLE IX
                              CONDITIONS TO CLOSING

      9.1 Conditions to the  Obligations of Seller.  Unless waived in writing by
          ----------------------------------------
Seller, the obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions:

            (a)  Performance.  Each of the acts and  undertakings of Buyer to be
                 -----------
performed at or before the Closing pursuant to this Agreement shall have been duly performed in all material respects;

            (b)   Representations   and  Warranties.   The  representations  and
                  ---------------------------------
warranties of Buyer contained in Article V of this Agreement shall be true and correct on and as of the Closing Date, with the same effect as though made on and as of the Closing Date. A Certificate in the form of Exhibit 9.1(b) shall be signed by the Chief Executive Officer of Buyer dated as of the Closing Date.

            (c)  Regulatory  Approvals  and Third Party  Consents.  All required
                 ------------------------------------------------
licenses, approvals and consents of any relevant state, federal or other regulatory agencies or third parties shall have been obtained; all applicable waiting periods shall have expired; and all necessary pre-closing conditions of those licenses, approvals and consents shall have been fully satisfied.

            (e)  Documents.  Seller shall have received the following  documents
                 ---------
from Buyer:

                  (1) Resolutions of Buyer's Board of Directors, certified by its Secretary, authorizing the signing and delivery of this Agreement and the consummation of the transactions contemplated hereby.

                  (2) A certificate of the Secretary of Buyer as to the incumbency and signatures of officers.

                  (3) A certificate signed by the Chief Executive Officer of Buyer stating that the conditions set forth in Sections 9.1(a), (b) and (c) have been fulfilled.

                  (4) The Assignment and Assumption Agreement substantially in the form of Exhibit 4.4(a) hereto, duly executed by Buyer.

                  (5)   The Assignment of Assets substantially in  the  form  of
                        Exhibit 3.3 hereto, duly executed by Buyer.

                  (6) The Assignment and Assumption of Lease substantially in the form of Exhibit 3.4 hereto.

                  (7)   Opinion  of counsel  to Buyer  in the form set  forth in
                        Exhibit 9.1(e).

                  (8) Such other documents and instruments as Seller may reasonably request.

      9.2 Conditions to the  Obligations  of Buyer.  Unless waived in writing by
          ----------------------------------------
Buyer, the obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions:

            (a)  Performance.  Each of the acts and undertakings of Seller to be
                 -----------
performed at or before the Closing pursuant to this Agreement shall have been duly performed in all material respects.

            (b)   Representations   and  Warranties.   The  representations  and
                  ---------------------------------
warranties of Seller contained in Article VI of this Agreement shall be true and correct on and as of the Closing Date, with the same effect as though made on and as of the Closing Date. A Certificate in the form of 9.2(b) shall be signed by the Chief Executive Officer of Seller dated as of the Closing Date.

            (c) Access to Information. Seller shall have permitted Buyer and its
                ---------------------
authorized representatives and agents to have reasonable access, after the date of this Agreement, to all such properties, assets and Records of Seller as are relevant to this Agreement.

            (d)  Regulatory  Approvals  and Third Party  Consents.  All required
                 ------------------------------------------------
licenses, approvals and consents of any relevant state, federal or other regulatory agencies or other third parties shall have been obtained; all applicable waiting periods shall have expired; and all necessary pre-closing conditions of those licenses, approvals and consents shall have been fully satisfied.

            (e) No Material  Adverse  Change.  No material  adverse change shall
                ----------------------------
have occurred in the reasonable opinion of Seller and Buyer affecting the Branch Office or the ability to conduct banking operations at the Branch Office.

            (f)  Documents.  Buyer shall have received the  following  documents
                 ---------
from Seller:

                  (1) Resolutions of Seller's Board of Directors, certified by its Secretary, authorizing the signing and delivery of this Agreement and the consummation of the transactions contemplated hereby.

                  (2) A certificate from the Secretary of Seller as to the incumbency and signatures of officers.

                  (3) A certificate signed by the Chief Executive Officer of Seller stating that the conditions set forth in Sections 9.2(a), (b), (d), (e) and (f) and have been satisfied.

                  (4) An Assignment and Assumption Agreement, substantially in the form of Exhibit 4.4(a) hereto, duly executed on behalf of Seller.

                  (5) The Assignment substantially in the form of Exhibit 3.3 hereto, duly executed by Seller.

                  (6) The Assignment and Assumption of Lease substantially in the form of Exhibit 3.4 hereto.

                  (7)   Opinion of  counsel  to  Seller in the form set forth in
                        Exhibit 9.1(e).

                  (8)   Such  other   documents  or  instruments  as  Buyer  may
                        reasonably request.

            (g) Target  Deposits.  The  balance of the  Target  Deposits  on the
                ----------------
Closing Date shall not exceed twenty-four million dollars ($24,000,000).

                                    ARTICLE X
                                   TERMINATION

      This Agreement shall terminate and be of no further force or effect as between the parties, except as to liability for breach of any duty or obligation arising prior to the date of termination, upon the occurrence of any of the following:

      (a) The expiration of thirty (30) calendar days after any governmental (federal or state) agency shall have denied or refused to grant the approvals or consents required to be obtained pursuant to this Agreement, unless within said thirty (30) calendar day period Buyer and Seller agree to submit or resubmit an application to, or appeal the decision of, the regulatory authority which denied or refused to grant approval thereof.

      (b) The expiration of fifteen (15) Business Days from the date that either party has given notice to the other party of such other party's material breach or misrepresentation of any condition, warranty, representation or covenant in this Agreement; provided, however, that no such termination shall take effect if within said fifteen (15) Business Day period the party so notified shall have fully and completely corrected the grounds for termination as specified in such notice.

      (c) Upon the failure to close the transactions contemplated by this Agreement on or before February 29, 2000, unless such date is extended in writing by mutual agreement of the parties.

      (d) Upon mutual consent of the parties in writing.

      Notwithstanding   anything  to  the  contrary  herein  contained  in  this
Agreement, neither party hereto shall have the right to terminate this Agreement on account of its own breach or any immaterial breach by the other party.

                                   ARTICLE XI
                                    EMPLOYEES

      11.1  Hiring of Employees.
            -------------------

            (a) Buyer agrees to hire on an "at will" basis all Branch Office personnel of Seller who are actively performing their job duties at the Branch Office on the Closing Date and retain such personnel for at least one-hundred eighty (180) days following the Closing Date, except for termination for cause. The names, positions, dates of hire and current salary levels of such personnel are set forth in Exhibit 11.1(a).

            (b) All personnel of Seller hired by Buyer shall be provided with the same health and other benefits that Buyer provides to its employees. Such personnel of Seller shall be credited with prior years of service with Seller for purposes of eligibility (but not benefits accrual) under Buyer's health and other benefits plans. Prior to the Closing Date, Buyer shall provide Seller with copies of the summary plan descriptions of all employee benefit plans of Purchaser.

      11.2  Salaries, Bonuses, etc.
            ----------------------

            (a) Seller remains liable for and shall pay within sixty (60) days after the Closing Date any salaries, wages, bonuses or commissions earned or accrued prior to the Closing Date. Buyer shall be liable for any salaries, wages, bonuses or commissions earned or accrued on and after the Closing Date.

            (b) Seller shall pay to all personnel all amounts due them under Seller's pension plan and any other retirement plan at the earliest terminated employee distribution date under the terms of such plans as of the Closing Date.

      11.3  Hirings.
            -------

            (a) During the period of time from the date of this Agreement through the Closing Date, Seller shall not increase the number of employees or the level of employee compensation and benefits of the employees of the Branch Office other than increases that would have otherwise occurred in the ordinary course of business.


                                   ARTICLE XII
                                OTHER AGREEMENTS

      12.1  Checking Deposit Account Owners.
            -------------------------------

            (a) Customer  Notification.  After receipt of regulatory approval of
                ----------------------
the transactions contemplated by this Agreement but prior to the Closing Date, Buyer will notify all Target Deposit account holders that checks or drafts written after sixty (60) calendar days after the Closing Date on Seller's check or draft forms will not be honored. Such notice shall be made at Buyer's expense.

            (b)  Customers'  New Check and Draft  Forms.  On or within  five (5)
                 --------------------------------------
business days after the Closing Date, Buyer will supply holders of Target Deposits which may be accessed by checks with Buyer's own check or draft forms. At Buyer's reasonable request, Seller will cooperate fully with Buyer to provide necessary information for Buyer to supply such checks and drafts. Buyer will be fully responsible for all costs of the new check and draft forms, including postage and notifications.

      12.2  Seller and Buyer Processing Duties.
            ----------------------------------

            (a) Checks,  Drafts,  and  Negotiable  Orders of  Withdrawal.  For a
                --------------------------------------------------------
period not to exceed sixty (60) calendar days after the Closing Date, Seller agrees to act as Buyer's limited correspondent for the processing of checks, drafts, and Negotiable Orders of Withdrawal ("NOW") drawn before or after the
                                                 ---
Closing on forms provided by Seller on any such accounts assumed by Buyer hereunder.

            (b) Holds and Stop Payments. Seller will deliver to Buyer at Closing
                -----------------------
a schedule of holds and stop-payments placed on particular accounts or individual checks at the Branch Office and the terms of such holds. Except as otherwise required by applicable law, Buyer will continue such holds and stop-payments under the same terms Seller shows on the schedule of holds and stop-payments.

            (c) Risk of Loss.  After the Closing,  any risk of loss with respect
                ------------
to stop payments and funds availability and other holds shall be the sole responsibility of Buyer, provided that: (i) in the case of stop-payments instituted prior to Closing, Seller has advised Buyer of the existence and terms of such stop-payments at the Closing; and (ii) in the case of funds availability and other holds instituted prior to Closing, Seller has advised Buyer of the existence and terms of such holds at the Closing.

            (d) Processing of Electronic  Items.  Seller will provide Buyer,  at
                -------------------------------
least twenty (20) Business Days prior to Closing, the list of ACH entries for electronic transfer accounts domiciled at the Branch Office. Buyer shall continue such ACH arrangements and such recurring debit arrangements as are originated and administered by third parties and for which Buyer need act only as processor. Buyer shall have no obligation to continue any such arrangements that were originated and administered by Seller and Seller shall terminate such arrangements on or prior to the Closing Date. Within thirty (30) days after Closing, Buyer shall notify ACH originators with respect to Target Deposits to change the routing numbers and account numbers from those of Seller to those of Buyer. Seller will continue to accept and forward to Buyer ACH entries and corresponding funds for sixty (60) calendar days following Closing. Seller agrees that any daily magnetic tapes or electronic transmissions provided to Buyer shall include a record of all such recurring ACH transfers received by Seller on the previous Business Day. After the sixty (60) day period, Seller may discontinue accepting and forwarding ACH entries and funds and return them to the originators marked "Account Closed."

            (e) Account  Statements.  Within thirty (30) calendar days after the
                -------------------
Closing Date, Seller, at its own expense, shall mail to each depositor in respect of a checking account, NOW account, money market account or other account which permits deposits to be transferred to third parties by means of drafts drawn on such Target Deposit account, a final account statement as of the Closing Time.

      12.3 Returned Items. An appropriate allocation or adjustment between Buyer
           --------------
and Seller shall be made for any items that were credited for deposit to an account at the Branch Office and are returned unpaid within sixty (60) calendar days after the Closing (the "Returned Items"), if after reasonable diligence
                             ---------------
payment for the Returned Item cannot be recovered, including by offset against an account of obligor. Such allocation and adjustment shall be made by appropriate payment from Buyer to Seller or Seller to Buyer as soon as feasible.

      12.4  Settlement. In settlement of the transactions  described in Sections
            ----------
12.2 and 12.3, Buyer and Seller agree that by 1:00 p.m. on each Business Day, Seller shall provide Buyer with a daily net settlement figure for all such transactions then pending to the knowledge of Seller and

Buyer shall provide an equivalent figure for all such transactions then pending to the knowledge of Buyer. The parties agree that the party obligated to remit any funds thereunder shall do so by 3:00 p.m. of such day. Any such settlement shall be provisional pending receipt by Buyer of the physical items relating to such settlement; Buyer shall adjust the next daily settlement to reflect any adjustments resulting from its receipt of the physical items.

      12.5  Interest  Reporting.  Seller  shall report from the first day of the
            -------------------
calendar year of closing through the Closing Date all interest credited to, interest withheld from, and early withdrawal penalties charged to the Target Deposits which are assumed by Buyer under this Agreement. Buyer shall report from the day after the Closing Date through the end of the calendar year all interest credited to, interest withheld from, and early withdrawal penalties charged to the Target Deposits assumed by Buyer. Said reports shall be made to the holders of these accounts and to the applicable federal and state regulatory agencies. Buyer assumes no responsibility for reports with respect to Deposits other than Target Deposits.

       12.6  Notices  to   Depositors.   Seller  shall  provide  Buyer  with  an
             ------------------------
intermediate customer list on the Target Deposits together with information regarding those customers' accounts as of a date that is mutually agreed to by Buyer and Seller and which is prior to the mailing referred to in this Section
12.6. After the receipt of regulatory approval of the transactions contemplated by the Agreement but prior to the Closing Date, Seller and Buyer shall notify the holders of the Target Deposits accounts that, subject to closing requirements, Buyer will be assuming liability for the Target Deposits and Buyer shall disclose the details of Buyer's administration of the assumed accounts, provided Buyer may, but shall not be required to include in such notice any information concerning plans Buyer may have to change rates or other terms and conditions of the Target Deposits following the Closing Time. Each party shall obtain the approval of the other on its notification letter and each party shall be solely responsible for any costs or expenses incurred in performing the actions required by this Section 12.6.

      12.7  Deposit  Histories. In the case of any dispute with or inquiry by an
            ------------------
account holder whose Target Deposit is subject to this Agreement, which dispute or inquiry relates to the servicing of such Target Deposit by Seller prior to the date for which a Target Deposit history has been provided to Buyer, Seller will provide Buyer with the appropriate information regarding the Target Deposit and copies of pertinent documents or instruments with respect to such dispute or inquiry so as to permit Buyer to respond to the account holder within ten (10) Business Days and in a manner which would comply with standard banking practices and customs.

      12.8  ATM  Cards.  After  the  receipt  of  regulatory   approval  of  the
            ----------
transactions contemplated by this Agreement but at least fifteen (15) calendar days before the Closing Date, Seller shall notify depositors at the Branch Office that their existing ATM cards may not be used to access Target Deposit accounts at the Branch Office as of the Closing Time.

      12.9 Backup Withholding. Any amounts required by any governmental agencies
           ------------------
to be withheld from any of the Target Deposits (the  "Withholding  Obligations")
                                                      ------------------------
will be handled as follows:

            (a) Any Withholding Obligations required to be remitted to a governmental agency on or prior to the Closing Time will be withheld and remitted by Seller prior to the Closing Date.

            (b) Any Withholding Obligations with respect to interest payments posted on or before the Closing Time, which are not required to be remitted to a government agency until after the Closing Time, shall be remitted by Buyer. At the Closing, Seller will remit to Buyer all sums withheld by Seller pursuant to Withholding Obligations which funds are or may be required to be remitted to a governmental agency on or after the Closing Time.

            (c) Any Withholding Obligations with respect to interest payments posted after the Closing Time will be remitted by Buyer.

            (d) Any penalties described on "B" notices from the IRS or any similar penalties that relate to Target Deposits opened by Seller prior to the Closing Time will be paid by Seller promptly upon receipt of the notice, provided such penalty assessment resulted from Seller's acts, policies or omissions.

      12.10  Electronic  Installation.  Buyer shall have a  reasonable  right to
             ------------------------
enter the Branch Office in the thirty (30) calendar day period prior to the Closing Date for the purpose of installing necessary wiring for Buyer's teller terminals and data processing equipment to be utilized after the Closing, subject to satisfaction by Buyer of the following conditions:

            (a) reasonable advance notice of such entry shall be given to Seller, such entry shall comply with Seller's security procedures and Seller shall have the right to have its employees or contractors present to inspect the work being done;

            (b) all such work shall be done so as not to unreasonably interfere with Seller's business in the Branch Office; and

            (c) all such work will be done in compliance with the laws and applicable governmental regulations and Buyer shall be responsible for the procurement, at Buyer's expense, of all required governmental or administrative permits and approvals.

      Buyer agrees that if for any reason the transactions contemplated hereunder are not consummated, Buyer will, at its sole cost and expense, remove any installations it shall have made in the Branch Office and shall repair and restore the Branch Office to its condition immediately prior to such installation.

                                  ARTICLE XIII
                               GENERAL PROVISIONS

      13.1 Survival.  The  representations and warranties made by the parties in
           --------
this Agreement, and their respective obligations to be performed under the terms hereof at, prior to, or after the Closing, shall not expire with, or be terminated or extinguished by, the Closing, notwithstanding any investigations of the facts constituting the basis of the representations and warranties of any party by the other party hereto.

      13.2  Indemnification.
            ---------------

            (a) Seller shall indemnify, hold harmless and defend Buyer (and its affiliates) from and against any and all damage, loss, liability, cost, penalty, claim or expense (including legal fees and expenses) incurred or suffered by Buyer (or its affiliates) in connection with:

                  (1) any misrepresentation or breach of warranty, covenant or agreement made or to be performed by Seller pursuant to this Agreement, or

                  (2) any action taken or omitted to be taken by Seller, or any transaction or any event occurring prior to the Closing Time, relating to the operations of the Branch Office and Target Deposits, and any suits or proceedings commenced in connection therewith, or

                  (3)   any liability of Seller not assumed by Buyer pursuant to
                        Section 2.4.

            (b) Buyer shall indemnify, hold harmless and defend Seller (and its affiliates) from and against any and all damage, loss, liability, cost, penalty, claim or expense (including legal fees and expenses) incurred or suffered by Seller (or its affiliates) in connection with:

                  (1) any misrepresentation or breach of warranty, covenant or agreement made or to be performed by Buyer pursuant to this Agreement, or

                  (2) the installation by Buyer of wiring and other electronic equipment pursuant to Section 12.10 of this Agreement, or

                  (3) any action taken or omitted to be taken by Buyer, or any transaction or any event occurring from or after the Closing Time, relating to the operations of the Branch Office and Target Deposits, to the extent that such operations are assumed by or transferred to Buyer.

            (c) A party seeking indemnification pursuant to this Section 13.2 (an "indemnified party") shall give prompt notice to the party from whom such
      ------------------
indemnification  is sought (the  "indemnifying  party") of the  assertion of any
                                  -------------------
claim, or the commencement of any action or proceeding, in respect of which indemnity may be sought hereunder. The indemnified party shall assist the indemnifying party in the defense of any such action or proceeding. The indemnifying party shall have the right to, and shall at the request of the indemnified party, assume the defense of any such action or proceeding at its own expense. In any such action or proceeding, the indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at its own expense unless:

                  (1) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel; or

                  (2) the named parties to any such suit, action or proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and, in the reasonable judgment of the indemnified party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.

            (d) An  indemnifying  party shall not be liable  under this  Section
13.2 for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder. The indemnifying party may settle any claim without the consent of the indemnified party, but only if the sole relief awarded is monetary damages that are paid in full by the indemnifying party, and includes as an unconditional term thereof the giving by the claimant or plaintiff of a release of the indemnified party, in form and substance satisfactory to the indemnified party and its counsel, from all liability with respect to such claim, action suit or proceeding. An indemnified party shall, subject to its reasonable business needs, use reasonable efforts to minimize the indemnification sought from the indemnifying party hereunder. Notwithstanding the foregoing, no investigation by an indemnified party at or prior to the Closing shall relieve an indemnifying party of any liability hereunder, unless the indemnified party seeks indemnity in respect of a representation or warranty which it actually had reason to believe to be incorrect as a result of its investigation prior to the Closing and the indemnified party intentionally failed to bring such belief to the attention of the indemnifying party prior to the Closing.

      13.3  Arbitration.  The parties to this  Agreement  hereby  agree that any
            -----------
claim or dispute under this Agreement shall be resolved by arbitration. Arbitration shall be by single arbitrator experienced in the matters at issue and selected by the mutual consent of the parties and in accordance with the Commercial Arbitration Rules of the American Arbitration Association. In the event the parties cannot agree on an arbitrator, each party shall select an arbitrator and the two arbitrators shall select a third. The arbitration shall be held in such place as may be specified by the arbitrator(s) or any place agreed to by Seller, Buyer and the arbitrator(s), and shall be conducted in accordance with the Commercial Arbitration Rules in effect at the date thereof of the American Arbitration Association to the extent not inconsistent with this Agreement. The decision of the arbitrator(s) shall be final and binding as to any matters submitted, and any judgment thereon promptly shall be satisfied; provided, however, that, if necessary, such decision and satisfaction may be enforced by either Buyer or Seller in any court of record having jurisdiction over the subject matter or over any of the parties to this Agreement. All costs and expenses incurred in connection with any such arbitration proceeding shall be borne by the party against whom the final decision is rendered, or, if no final decision is rendered, or if the final decision is a compromise, equally by Buyer and Seller.

      13.4 Public Announcements. Neither Buyer nor Seller shall cause to be made
           --------------------
any advertisement, solicitation or public announcement (including, without limitation any advertisement, solicitation or announcement to the depositors whose accounts have been maintained at the Branch Office at any time beginning with the date of this Agreement) regarding this Agreement or the transactions contemplated hereby between the date hereof and the Closing Date without the prior approval of the other party, except as may otherwise be provided in this Agreement or as may be required by law. In either such event, the other party to this Agreement shall be provided a reasonable opportunity to review and comment upon such advertisement, solicitation or public announcement prior to its dissemination. Any consent or approval required by this Section 13.4 shall not be unreasonably withheld.

      13.5  Incorporation of Exhibits. All exhibits attached hereto and referred
            -------------------------
to herein are incorporated in this Agreement as though fully set forth herein.

      13.6  Expenses. Except as otherwise  stated herein,  each party shall bear
            --------
the cost of its own attorney's fees and other expenses incurred in connection with the preparation of this Agreement and consummation of the transactions described herein. Notwithstanding the foregoing in any action between the parties seeking enforcement of any of the terms and provisions of this Agreement or in connection with any of the property described herein, the prevailing party in such action shall be awarded, in addition to damage, injunctive or other relief, its reasonable costs and expenses, not limited to taxable costs and reasonable attorney fees.

      13.7   Notices.  All notices,  requests,  demands  and other communication
             -------
given or required to be given under this Agreement shall be in writing, duly addressed to the parties as follows:

      To Buyer:         First Federal Savings & Loan Association of Cheraw
                        515 Market Street
                        Cheraw, South Carolina  29520
                        Attention:  Herbert H. Watts,
                                    President and Chief Executive Officer

      With a copy to:   Luse Lehman Gorman Pomerenk & Schick, P.C.
                        5335 Wisconsin Avenue, N.W., Suite 400
                        Washington, D.C.  20015
                        Attention: John J. Gorman, Esq.

      To Seller:        Coastal Federal Savings Bank
                        2619 Oak Street
                        Myrtle Beach, South Carolina  29577
                        Attention:  Michael C. Gerald,
                                    President and Chief Executive Officer

      With copy to:     Muldoon, Murphy & Faucette LLP
                        5101 Wisconsin Avenue, N.W.
                        Washington, DC  20016
                        Attention:  Paul M. Aguggia, Esq.

      Any such notice sent by registered or certified mail, return receipt requested, shall be deemed to have been duly given and received forty-eight (48) hours after the same is so addressed and mailed with postage prepaid. Notice sent by any other manner shall be effective only upon actual receipt thereof.

      13.8  Assignment.  This  Agreement  may not be  assigned  by either  party
            ----------
without the prior written consent of the other party and any attempted assignment in violation of this section is void.

      13.9  Successors  and Assigns.  This  Agreement  shall be binding upon the
            -----------------------
parties hereto and their respective heirs, successors or representatives.

      13.10  Governing Law. This Agreement shall be governed by and construed in
             -------------
accordance with the laws of the State of South Carolina.

      13.11 Entire Agreement.  This Agreement  contains all of the agreements of
            ----------------
the parties to it with respect to the matters contained herein and no prior or contemporaneous agreement or understanding, oral or written, pertaining to any such matters shall be effective for any purpose. No provision of this Agreement may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest and expressly stating that it is an amendment of this Agreement.

      13.12  Headings.  The  headings  of this  Agreement  are for  purposes  of
             --------
reference only and shall not limit or define the meaning of the provisions of this Agreement.

      13.13  Severability. If any paragraph, section, sentence, clause or phrase
             ------------
contained in this Agreement shall become illegal, null or void or against public policy, for any reason, or shall be held by any court of competent jurisdiction to be illegal, null or void or against public policy, the remaining paragraphs, sections, sentences, clauses or phrases contained in this Agreement shall not be affected thereby.

      13.14  Waiver.  The  waiver of any  breach  of any  provision  under  this
             ------
Agreement by any party hereto shall not be deemed to be a waiver of any preceding or subsequent breach under this Agreement.

      13.15 Amendment. This Agreement may not be amended except by an instrument
            ---------
in writing, signed by duly authorized officers, on behalf of the parties hereto. Any duly authorized officer of Seller or Buyer may make, execute and deliver such amendment or amendments, modifications or supplements to this Agreement as any one of such officers signing any such amendment, modification or supplement on behalf of a party may approve, as shall be conclusively evidenced by his signature to any such amendment, modification or supplement in such manner as may be agreed upon by them in writing at any time.

      13.16  Singular  and Plural.  Whenever  the context of this  Agreement  so
             --------------------
requires, the singular includes the plural, the plural includes the singular, and the whole includes any part thereof.

      13.17  Counterparts.  This  Agreement  may be  executed  in any  number of
             ------------
counterparts, each of which shall be an original but all of which shall constitute one and the same instrument.

      13.18  Confidentiality.  Buyer and  Seller  acknowledge  that,  during the
             ---------------
period between the date hereof and the Closing Date, each will be provided with access to certain information of the other that is considered by such party to be confidential and/or proprietary in nature. Each of Buyer and Seller agree that they will keep confidential any information (unless readily ascertainable from public or published information or sources) that belongs to the other party or any of its agents, employees or representatives. In the event that this Agreement is terminated and the transactions contemplated herein are not completed, then promptly after such termination, Seller and Buyer agree to return to the other party hereto all documents, or other written materials or electronically encoded information, that belongs to such other party or any of its agents, employees or representatives in connection with this Agreement and not previously made public (including all copies thereof). Notwithstanding the foregoing, nothing in this Agreement shall restrict the ability of either party hereto to disclose confidential and/or proprietary information of the other if, and only to the extent that, such party is required to do so by law.

      13.19  Third  Parties.  Nothing in this Agreement,  whether  expressed  or
             --------------
implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over against any party to this Agreement.

                            [Signature page follows]

      IN WITNESS WHEREOF, the parties hereto have duly authorized and executed this Agreement as of the date first above written.

COASTAL FEDERAL SAVINGS BANK                FIRST FEDERAL SAVINGS & LOAN
                                            ASSOCIATION OF CHERAW


By: /s/ Michael Gerald                      By: /s/ Herbert W. Watts
    --------------------------------------      --------------------------------
Title: President & Chief Executive Officer  Title: Chief Executive Officer


Attest                                      Attest


By: /s/ Jerry Rexroad                       By: /s/ John S. Long
    --------------------------------------      --------------------------------
Title: Executive Vice President and         Title: Chief Operating Officer
       Chief Financial Officer